Exhibit 6.4

Assignment - Worldwide

Whereas, I, Joseph PANDOLFINO of Clarence, New York, hereinafter called Assignor, have obtained Letters Patent and executed Applications for Letters Patent for the Patents and Patent Applications listed in the attached Schedule; and

Whereas, CABBACIS LLC, a State of New York limited liability company, having an address at Post Office Box 540, Clarence, New York 14031, hereinafter called Assignee, desires to acquire the entire right, title, and interest in the Patent Applications and inventions, and to any United States patents and foreign patents to be obtained therefore in the attached Schedule;

Now therefore, for valuable consideration, receipt whereof is hereby acknowledged, I, the above named Assignor, hereby sell, assign and transfer to the above named Assignee, its successors and assigns, the entire right, title and interest in the Patent Applications and the inventions disclosed therein for the United States of America and internationally in the attached Schedule, including all divisions, and continuations thereof, and all Letters Patent of the United States that may be granted thereon, and all reissues thereof, and all countries foreign thereto, including rights of priority under the International Convention of Paris (1883) as amended, including the right to claim priority under 35 U.S.C. §119 and the right to sue for past damages, and I request the Director of the U.S. Patent and Trademark Office to issue any Letters Patent granted upon the inventions set forth in the Patent Applications to the Assignee, its successors and assigns; and I hereby agree that the Assignee may apply for foreign Letters Patent on the inventions and I will execute without further consideration all papers deemed necessary by the Assignee in connection with the United States and foreign Patent Applications when called upon to do so by the Assignee.

Date:	January 14, 2021 Joseph Pandolfino
Joseph PANDOLFINO

(Legalization not required for recording but is prima facie evidence of execution under 35 U.S.C. §261)

STATE OF NEW YORK	)
COUNTY OF ERIE	) ss.:

On the 14th day of January 2021, before me, the undersigned, a notary public in and for said state, personally appeared JOSEPH PANDOLFINO personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual or the person upon behalf of which the individual acted, executed the instrument.

/s/ Jeanna N Strassburg (clark)
Notary Public

JEANNA N STRASSBURG
NOTARY PUBLIC STATE OF NEW YORK
GENESEE
LIC. #01ST6379982
COMM. EXP. 08/27/2022

Schedule

1.	U.S. Patent Application No. 16/047,948

2.	U.S. Patent Application No. 17/107,314

3.	U.S. Patent Application No. 16/178,298, now U.S. Patent No. 10,878,717

4.	International Patent Application No. PCT/US2019/043611

5.	U.S. Patent Application No. 16/797,963

6.	U.S. Patent Application No. 16/797,987

7.	U.S. Patent Application No. 17/086,116

8.	U.S. Patent Application No. 16/569,318, now U.S. Patent No. 10,897,925

9.	U.S. Patent Application No. 16/593,649, now U.S. Patent No. 10,777,091

10.	U.S. Patent Application No. 16/593,701, now U.S. Patent No. 10,820,624

11.	International Patent Application No. PCT/US2020/050128